EXHIBIT XI

                            COMPUDYNE CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER COMMON AND COMMON
                                          EQUIVALENT SHARE

(In thousands, except per share amounts)
                                                 Year Ended December 31,
                                                    1996    1995     1994
Primary (loss) earnings per share:
  (Loss) earnings from continuing operations
    before extraordinary item                     $ 391    $(210)  $2,065
  Discontinued operations                           (60)    (453)    (860)
  Extraordinary item                                  -        -      523
                                                   -----    -----   -----
     Net (loss) earnings                          $ 331     (663)  $1,728
                                                   =====    =====   =====
Weighted average common and common
  equivalent share                                 2,285    1,657   1,748
Conversion of preferred shares                     1,260      472       -
Adjustment to options                                  9        -       -
                                                   -----    -----   -----
Primary shares                                     3,554    2,129   1,748
                                                   =====    =====   =====
(Loss) earnings per share:
  Continuing operations before
   extraordinary item                             $  .11   $ (.10)  $  118
  Discontinued operations                           (.02)    (.21)    (.49)
  Extraordinary item                                   -        -      .30
                                                   -----    -----    -----
     Net (loss) earnings                          $  .09   $ (.31)  $  .99
                                                   =====    =====    =====

Fully diluted (loss) earnings per share:
  (Loss) earnings from continuing operations
     before extraordinary item                    $  391     (210)  $2,065
  Adjustment for interest on promissory notes         26       13        -
  Discontinued operations                            (60)    (453)    (860)
  Extraordinary item                                   -        -      523
                                                   -----     -----   -----
     Net (loss) earnings                          $  357   $ (650)  $1,728
                                                   =====    =====    =====
Weighted average common and common
  equivalent share                                 3,554     2,129   1,748
Conversion of preferred shares and
 promissory notes                                    217        37       -
                                                   -----     -----   -----
Fully diluted shares                               3,771     2,166   1,748
                                                   =====     =====   =====
(Loss) earnings per share:
  Continuing operations before
   extraordinary item                             $  .11    $ (.09) $  118
  Discontinued operations                           (.02)     (.21)   (.49)
  Extraordinary item                                   -         -     .30
                                                   -----     -----    -----
     Net (loss) earnings                          $ (.09)   $ (.30) $  .99
                                                   =====     =====    =====